Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k), promulgated under the Securities Exchange Act of 1934, the undersigned persons hereby agree to file with the Securities and Exchange Commission this Statement on Schedule 13G (the “Statement”) to which this Joint Filing Agreement (the “Agreement”) is attached as an exhibit and any future amendments thereto, and agree that such Statement is filed on behalf of each of them.

EXECUTED as a sealed instrument this 14th day of February, 2014.

By:	/S/ MICHAEL G. KAUFFMAN
Michael G. Kauffman, M.D., Ph.D.

By:	/S/ SHARON SHACHAM
Sharon Shacham, Ph.D., M.B.A.